EXHIBIT 10(iii)(d)


TO:       EXECUTIVE VICE PRESIDENT

1.  Worldwide Operating Income

If the Worldwide Operating Income (WWOI) of your operating Segments exceeds the initial threshold of $_________, which is ____% above the 1998 actual for your Segments, you will receive a bonus of ____% of your annual salary rate in effect on December 31, 1999.

For each additional $______ of WWOI above that level, up to $_______, (which is ___% above last year's actual) you will receive an additional ___% of your annual salary rate.

For each additional $______ of WWOI above $_______, up to $________, you wil receive an additional ____% of your annual salary rate, resulting in a maximum bonus opportunity of ____% of your salary for operating income results.

2.  Operational Productivity

For improvement in operational productivity of ___%, you will receive an additional ____% of your annual salary rate.

3.  Asset Management

If you attain ____% of accounts receivable and inventory as a percent of sales, you will receive____% of your salary rate.
For each additional ____% reduction, you will receive an additional ____% of your annual salary rate, up to a maximum of ___% of your salary for improvements in accounts receivable and inventory as a percent of sales of ___%. This represents a ____% improvement over our 1999 PGP target of ____%

4.  Achievement of Individual Objectives

You will receive an additional award of up to ___% of your annual salary rate, based on the achievement of individual and unit objectives, such as process reengineering objectives, strategic sourcing initiatives and other assigned objectives specific to your business unit. Awards in this category are also dependent upon the company's overall perforance.

5.  Corporate Performance

You are eligible for an additional award based on Company performance measured by earnings per share (EPS). If the company achieves or exceeds an EPS level of $_____, the total bonus percentage earned by you under the previous paragraphs
(1 through 4) will be increased according to the following table:

          EPS Performance       Bonus Increase Factor
                ____                   10%
                ____                   15%
                ____                   20%
                ____                   25%


6.  Scorecard Adjustments

Acquisitions, divestitures, changes in assignment, changes in accounting procedures or tax law, abnormal deviations to plan in other income and expenses in your financial income statements, and/or corrections in historical data during 1999 may necessitate pro rata adjustments in the above goals and/or actual operating results. Any such changes will be advised as soon as possible.

7.  Calculation Authority

The results will be tabulated by the Corporate Controller's Office and reflected on Operating Income and Accounts Receivable and Inventory Reports. It is the present intention of the Company to decide the amount of bonus for 1999 in February 2000. If the above objectives are not attained, any bonus award will be made at the sole discretion of the Company. The Company will be the final arbiter of interpretation of the above arrangements.




                                            J. E. Perrella
                                            Chairman, President and
                                            Chief Executive Officer